Exhibit 99.1

Republic Digital Acquisition Company Announces the Pricing of Upsized $264,000,000 Initial Public Offering

New York, NY, April 30, 2025 (GLOBE NEWSWIRE) -- Republic Digital Acquisition Company (the “Company”) announced today the pricing of its upsized initial public offering of 26,400,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Stock Market LLC (“Nasdaq”) and begin trading on May 1, 2025, under the ticker symbol “RDAGU.” Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. An amount equal to $10.00 per unit will be deposited into a trust account upon the closing of the offering. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “RDAG” and “RDAGW,” respectively. The offering is expected to close on May 2, 2025, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,960,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry but expects to focus on a target in fintech, software and cryptocurrency industries.

The Company’s management team is led by Joseph Naggar, the Chief Executive Officer, Chief Investment Officer and Director, and Ian Goodman, its Chief Financial Officer. The Board of Directors also includes Andrew Durgee, Barry Finkelstein, Laya Khadjavi and Robert Matza.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022, or by email at prospectus@cantor.com, or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on April 30, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected closing of the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Republic Digital Acquisition Company
RDAC-PR@republic.co